EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to the Black Box Corporation (“the “Company”) 1992 Director Stock Option Plan, of our reports dated August 10, 2007 with respect to the consolidated financial statements, financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting of Black Box Corporation as of and for the fiscal year ended March 31, 2007 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2007.
/s/ BDO Seidman, LLP
Chicago, Illinois
September 20, 2007